Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333 – 65543 and 333 – 108085) and Form S-3 (Nos. 333 – 129073 and 333 – 138809) of our report dated March 15, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this annual report on Form 10-K.

PricewaterhouseCoopers Sp. z o.o.

Warsaw, Poland

March 15, 2007